Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Home BancShares, Inc.

Conway, Arkansas

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Home BancShares, Inc. (the Company) on Form S-3 (File No. 333-208307) of our report dated February 28, 2017, on our audits of the consolidated financial statements of Home BancShares, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the incorporation by reference of our report dated February 28, 2017, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2016, which report is included in such Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ BKD, LLP

Little Rock, Arkansas

March 28, 2017